Exhibit 99.1

Thursday, April 17, 2008	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports 27% Increase in First Quarter Earnings

Oak Ridge, NJ – April 17, 2008 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported the following positive developments in the first quarter of 2008:

•

Net Income totaled $5.5 million, as compared to $4.4 million for the same period in 2007, an increase of 27%. Earnings Per Share of $0.24 compared to $0.19 for the first quarter of 2007, an increase of 26%.

•

Annualized Return on Average Assets was 0.88% and Annualized Return on Average Equity was 10.47% for the first quarter of 2008, compared to 0.78% and 8.90%, respectively, for the same period last year. Annualized Return on Tangible Equity was 18.24% for the first quarter of 2008, compared to 16.54% for the first quarter of 2007.

•	Net interest margin in the first quarter of 2008 was 3.62%, a 16 basis point increase from the first quarter of 2007, and a 24 basis point improvement from the fourth quarter of 2007.

•	Total loans increased by $52.0 million, or 3%, to $1.93 billion in the first quarter of 2008 from December 31, 2007.

•	The efficiency ratio in the first quarter of 2008 was 59% as compared to 65% for the same period last year.

Lakeland Bancorp declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on May 15, 2008 to holders of record as of the close of business on April 30, 2008.

Thomas J. Shara, Lakeland Bancorp’s President and CEO said, “We are very pleased with the first quarter results which were driven by an improved net interest margin. By being liability sensitive, we benefited from the decline in short-term interest rates. We also took a proactive position by borrowing on a long-term basis in this low rate environment.”

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Earnings

Net Interest Income

Net interest income for the first quarter of 2008 was $20.5 million, or 20% higher than the $17.1 million earned in the first quarter of 2007. Net interest margin at 3.62% improved 16 basis points from the first quarter of 2007, and improved 24 basis points from fourth quarter 2007. The Company’s yield on interest-earning assets decreased six basis points to 6.35% in the first quarter of 2008 from the same period last year. The cost of interest-bearing liabilities decreased 32 basis points to 3.11% in the first quarter of 2008 from 3.43% for the first quarter of 2007. The decrease in yields on interest-bearing liabilities reflects benefits received from our liability sensitive position. Additionally, our asset mix improved, with average loans and leases representing 82% of interest-earning assets, up from 78% from first quarter 2007.

Noninterest income

Total noninterest income was $4.6 million in the first quarter of 2008, which compared to $4.2 million in the first quarter of 2007, an increase of 10%. Additionally, noninterest income in the first quarter of 2007 included a $319,000 gain on the sale of a branch office. Commissions and fees increased by $173,000 to $952,000 in the first quarter of 2008 as compared to the same period last year, due to increases in loan fees and investment services income of $125,000 and $81,000, respectively, while non-interest lease income increased by $470,000 to $611,000.

Noninterest expense

Noninterest expense for the first quarter of 2008 was $15.3 million, which was $1.0 million or 7% higher than the same period last year. Salary and employee benefit expenses increased by $247,000, or 3% to $8.4 million. Savings realized from changes in our medical benefit plans were used to offset normal salary and benefit increases. Occupancy, furniture and equipment expenses increased by $244,000, or 9%, to $2.9 million, as the Company opened two new branches during 2007. The remaining noninterest expense categories increased by $513,000, primarily due to consulting costs and the FDIC assessment. The bank’s efficiency ratio was 59.2% in the first quarter of 2008, as compared to 64.5% for the same period last year.

Financial Condition

At March 31, 2008, total assets were $2.56 billion. Total loans were $1.93 billion, up $52.0 million, or 3% from $1.88 billion at year-end. Included in this increase were leasing loans, commercial loans and residential mortgage loans, which increased by $36.5 million, $9.2 million, and $6.8 million, respectively. Total deposits were $1.94 billion, a decrease of $48.6 million from December 31, 2007. This decrease was due to a $44.3 million decrease in time deposits $100,000 and over, primarily in the municipal sector. As an alternative to higher costing, short-term municipal CD’s, we elected to borrow long-term in this declining rate environment. The loan-to-deposit ratio on March 31, 2008 was 99.7%, as compared to 88.2 % on March 31, 2007. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.39 billion and represented 72% of total deposits at March 31, 2008.

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Asset Quality

At March 31, 2008, non-performing assets totaled $11.0 million (0.43% of total assets). The Allowance for Loan and Lease Losses totaled $15.5 million at March 31, 2008 and represented 0.80% of total loans, as compared to 0.78% at year-end 2007. During the first quarter of 2008, the Company had net charge-offs of $496,000 (annualized 0.10% of total loans). The Allowance for Loan and Lease Losses at March 31, 2008 was 142% of non-performing loans.

Capital

Stockholders’ equity was $215.0 million and book value per common share was $9.24 as of March 31, 2008. As of March 31, 2008, the Company’s leverage ratio was 8.10%. Tier I and total risk based capital ratios were 10.11% and 11.09%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein

Non-GAAP Financial Measures

The attached table refers to a performance measure, return on tangible equity, which has been determined by methods other than in accordance with GAAP. “Return on tangible equity” is defined as net income as a percentage of average total equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The disclosure of return on tangible equity should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of this non-GAAP performance measure.

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	For the three months ended March 31,
	2008	2007
Annualized Return on average equity	10.47%	8.90%
Annualized Effect of intangible equity	7.77%	7.64%
Annualized Return on tangible equity	18.24%	16.54%

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended March 31,
	2008	2007
	(In thousands except per share data)
INCOME STATEMENT
Net Interest Income	$20,450	$17,089
Provision for Loan and Lease Losses	(1,267)	(602)
Noninterest Income (excluding investment securities gains)	4,634	4,221
Gains on investment securities	9	—
Noninterest Expense	(15,331)	(14,327)

Pretax Income	8,495	6,381
Tax Expense	(2,955)	(2,011)

Net Income	$5,540	$4,370

Basic Earnings Per Share*	$0.24	$0.19
Diluted Earnings Per Share*	$0.24	$0.19
Dividends per share*	$0.10	$0.095
Weighted Average Shares—Basic*	23,282	23,183
Weighted Average Shares—Diluted*	23,374	23,315

SELECTED OPERATING RATIOS
Annualized Return on Average Assets	0.88%	0.78%
Annualized Return on Average Equity	10.47%	8.90%
Annualized Return on Tangible Equity**	18.24%	16.54%
Annualized Return on Interest Earning Assets	6.35%	6.41%
Annualized Cost of funds	3.11%	3.43%
Annualized Net interest spread	3.24%	2.98%
Annualized Net interest margin	3.62%	3.46%
Efficiency ratio***	59.16%	64.54%
Stockholders’ equity to total assets	8.42%	8.90%
Book value per share*	$9.24	$8.76

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans	0.10%	0.03%
Ratio of allowance to total loans	0.80%	0.84%
Non-performing loans to total loans	0.56%	0.38%
Non-performing assets to total assets	0.43%	0.27%
Allowance to non-performing loans	142.45%	223.37%

	3/31/2008	12/31/2007
SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans and Leases	$1,933,098	$1,881,128
Allowance for Loan and Lease Losses	(15,460)	(14,689)
Investment Securities	379,745	402,607
Total Assets	2,555,427	2,513,771
Total Deposits	1,938,772	1,987,405
Short-Term Borrowings	96,439	49,294
Long-Term Debt	288,672	249,077
Stockholders’ Equity	215,048	211,599

	For the quarter ended
	3/31/2008	3/31/2007
SELECTED AVERAGE BALANCE SHEET DATA
Loans and Leases, net	$1,893,631	$1,602,689
Investment Securities	397,836	418,325
Interest-Earning Assets	2,311,194	2,053,227
Total Assets	2,531,123	2,266,520
Core Deposits	1,396,196	1,348,497
Time Deposits	579,877	513,383
Total Deposits	1,976,073	1,861,880
Short-Term Borrowings	57,987	49,036
Long-Term Debt	191,205	84,927
Subordinated Debentures	77,322	56,703
Total Interest-Bearing Liabilities	2,015,892	1,763,517
Stockholders’ Equity	212,903	199,055

*	Adjusted for a 5% stock dividend payable on November 16, 2007 to shareholders of record October 31, 2007.
**	This ratio is a Non-GAAP Financial Measure: an explanation and reconciliation are presented elsewhere in this press release.
***	Represents non-interest expense, excluding other real estate expense and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2008	December 31, 2007
(dollars in thousands)	(unaudited)
Cash and due from banks	$46,309	$46,837
Federal funds sold and interest-bearing deposits due from banks	25,600	10,351

Total cash and cash equivalents	71,909	57,188
Investment securities available for sale	266,161	273,247
Investment securities held to maturity; fair value of $115,046 in 2008 and $129,207 in 2007	113,584	129,360
Loans:
Commercial	909,946	900,733
Leases	392,155	355,643
Residential mortgages	321,233	314,393
Consumer and home equity	309,764	310,359

Total loans	1,933,098	1,881,128
Deferred fees	5,374	5,407
Allowance for loan and lease losses	(15,460)	(14,689)

Net loans	1,923,012	1,871,846
Premises and equipment—net	29,701	30,093
Accrued interest receivable	8,304	8,579
Goodwill	87,111	87,111
Other identifiable intangible assets	3,497	3,763
Bank owned life insurance	38,416	38,112
Other assets	13,732	14,472

TOTAL ASSETS	$2,555,427	$2,513,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$293,982	$292,029
Savings and interest-bearing transaction accounts	1,094,147	1,091,205
Time deposits under $100,000	355,254	364,477
Time deposits $100,000 and over	195,389	239,694

Total deposits	1,938,772	1,987,405
Federal funds purchased and securities sold under agreements to repurchase	96,439	49,294
Long-term debt	211,350	171,755
Subordinated debentures	77,322	77,322
Other liabilities	16,496	16,396

TOTAL LIABILITIES	2,340,379	2,302,172

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at March 31, 2008 and December 31, 2007.	258,068	258,037
Accumulated Deficit	(21,799)	(24,465)
Treasury stock, at cost, 1,457,977 shares at March 31, 2008 and 1,459,549 at December 31, 2007	(20,106)	(20,140)
Accumulated other comprehensive loss	(1,115)	(1,833)

TOTAL STOCKHOLDERS’ EQUITY	215,048	211,599

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,555,427	$2,513,771

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands except per share data)
INTEREST INCOME
Loans and fees	$31,650	$27,276
Federal funds sold and interest bearing deposits with banks	160	408
Taxable investment securities	3,597	3,637
Tax exempt investment securities	706	786

TOTAL INTEREST INCOME	36,113	32,107

INTEREST EXPENSE
Deposits	11,782	12,464
Federal funds purchased and securities sold under agreements to repurchase	392	524
Long-term debt	3,489	2,030

TOTAL INTEREST EXPENSE	15,663	15,018

NET INTEREST INCOME	20,450	17,089
Provision for loan and lease losses	1,267	602

NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES	19,183	16,487

NONINTEREST INCOME
Service charges on deposit accounts	2,583	2,517
Commissions and fees	952	779
Gains on investment securities	9	0
Income on bank owned life insurance	333	317
Leasing income	611	141
Other income	155	467

TOTAL NONINTEREST INCOME	4,643	4,221

NONINTEREST EXPENSE
Salaries and employee benefits	8,404	8,157
Net occupancy expense	1,638	1,520
Furniture and equipment	1,291	1,165
Stationery, supplies and postage	464	400
Marketing expense	458	391
Amortization of core deposit intangibles	265	298
Other expenses	2,811	2,396

TOTAL NONINTEREST EXPENSE	15,331	14,327

INCOME BEFORE PROVISION FOR INCOME TAXES	8,495	6,381
Provision for income taxes	2,955	2,011

NET INCOME	$5,540	$4,370

EARNINGS PER COMMON SHARE
Basic	$0.24	$0.19

Diluted	$0.24	$0.19

DIVIDENDS PER SHARE	$0.10	$0.095